Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Danaher Corporation & Subsidiaries Retirement & Savings Plan and the Danaher Corporation & Subsidiaries Savings Plan of our reports dated January 27, 2004, with respect to the consolidated financial statements and schedule of Danaher Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
July 21, 2004